Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, as amended by Pre-Effective Amendment No. 1 on Form S-3/A, of our report dated April 12, 2013 relating to the consolidated balance sheets of Crumbs Bake Shop, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2012, which appears in the Annual Report of Crumbs Bake Shop, Inc. on Form 10-K for the year ended December 31, 2012, and to the reference to our Firm under the caption “Experts”.

/s/ Rothstein Kass

Roseland, New Jersey

August 15, 2013